Exhibit 99.1

BioSig Appoints Former Qorvo CFO as Successor to Steve Chaussy

●	Chief Financial Officer Steve Chaussy retires following 12 years of service
●	Steve Buhaly joins BioSig as CFO
●	Buhaly brings 15 years of public company CFO experience, including 9 years of leadership with RF chip technology giant Qorvo

WESTPORT, CONN., February 7, 2023 (GLOBE NEWSWIRE) — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), an advanced digital signal processing technology company delivering accuracy and precision to intracardiac signal visualization with its proprietary PURE EP™ System, today announced the retirement of chief financial officer Steve Chaussy following a distinguished career with the Company, and has named Steve Buhaly as his successor. Mr. Buhaly brings over 15 years of CFO experience at three public U.S. companies to his new role with BioSig.

“Steve Chaussy joined BioSig in 2011, making him one of our most veteran executives,” said BioSig Chairman and CEO Kenneth L. Londoner. “Steve successfully organized the financial foundation of our Company, supporting major corporate milestones achieved by BioSig over the past decade. We are grateful for his commitment throughout many years of service and wish him all the best in his retirement.”

Mr. Chaussy’s successor Steve Buhaly is a long-tenured finance and technology executive who joined Qorvo (formerly TriQuint Semiconductor) as CFO in 2007, near the time when Apple began utilizing TriQuint chips in the iPhone. TriQuint became Qorvo in 2015 in a $4 billion combination with RF Micro Devices. During Mr. Buhaly’s tenure, Qorvo grew into an $11 billion market capitalization company and a world leader in innovative and high-performance radiofrequency (RF) solutions.

Commenting on the CFO transition, Londoner continued, “This is an especially opportune time in our Company’s evolution to welcome Steve Buhaly to our executive team,” Mr. Londoner continued. “His impressive pedigree includes not only 15 years of public company CFO experience, but also deep credentials in software innovation.”. As we continue executing our full commercial rollout of the PURE EP™ System and scale our marketing and sales nationally, I have no doubt that Steve’s decades-long pattern of success in financial and operating leadership, corporate expansion, and value creation will serve our company and our shareholders well.”

Throughout his career, Mr. Buhaly has developed a strong cross-functional background in corporate finance, accounting, tax, IT, law, and investor relations. He co-led strategic transactions resulting in over $2 billion in M&A transactions and has helped companies raise $1 billion in the debt markets. He has been publicly recognized for his leadership during TriQuint's massive growth trajectory.

Prior to TriQuint, Mr. Buhaly was CFO of Longview Fibre where he played a key role in executing the $2.3 billion sale of the company. Earlier he held both chief operating officer and chief financial officer roles with electronic display company Planar Systems.

Since 2018, Mr. Buhaly has served as an advisor to multiple early-stage and small businesses and currently consults for cancer treatment innovator UbiVac. He has invested in nine private companies as an angel investor.

Steve Buhaly commented, “I am impressed by the integrity of BioSig’s leadership and its game-changing technology. I believe BioSig has the right commercial strategies in action by a proven sales and marketing team to drive meaningful traction and growth this year and beyond. It’s an exciting time to join BioSig and help maximize the new opportunities ahead.”

Steve Buhaly

Chief Financial Officer

BioSig Technologies, Inc. (Nasdaq: BSGM)

About BioSig Technologies

BioSig Technologies is an advanced digital signal processing technology company bringing never-before-seen insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), BioSig is committed to addressing healthcare’s biggest priorities — saving time, saving costs, and saving lives.

The Company’s first product, the PURE EP™ System, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform insight-based, highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

The PURE EP™ System is currently in a national commercial launch and an integral part of well-respected healthcare systems, such as Mayo Clinic, Texas Cardiac Arrhythmia Institute, Cleveland Clinic, and Kansas City Heart Rhythm Institute. In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology, electrophysiologists rated PURE EP™ as equivalent or superior to conventional systems for 93.6% of signal samples, with 75.2% earning a superior rating.

The global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.1

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) overall market conditions, (ii) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (iii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iv) difficulties in obtaining financing on commercially reasonable terms; (v) changes in the size and nature of our competition; (vi) loss of one or more key executives or scientists; and (vii) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road, 1st Floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133

1 Global Market Insights Inc. March 08, 2022.